Exhibit 10.1

PROMISSORY NOTE

$1,000,000	Foster City, California October 9, 2009 (the “Issuance Date”)

I.	Terms of Payment.

The undersigned, QuinStreet, Inc., a California corporation (“Maker”), promises to pay to the order of Insure.com, Inc., a Delaware corporation (“Payee”), the principal sum of One Million Dollars ($1,000,000), which amount consists of principal amount only, subject to adjustment pursuant to the terms and conditions of this promissory note (“Note”). This Note shall not bear any interest.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, by and between Payee and Maker, dated as of October 9, 2009 (the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement. This Note is issued to Payee as partial Purchase Price for the Purchased Assets under the Purchase Agreement. The principal balance hereunder shall be available to Maker as a source of funds to satisfy Payee’s indemnification obligations under Section 8 of the Purchase Agreement and any other amounts owed by Payee to Maker pursuant to the Purchase Agreement. All payments hereunder shall be paid in lawful money of the United States of America, and shall be payable at the place or places hereafter designated by the holder or holders hereof. Capitalized terms used but not defined in this Note shall have the meanings ascribed to such terms in the Purchase Agreement.

II.	Payment of Principal.

Subject to the indemnification provisions of the Purchase Agreement and Maker’s setoff rights thereunder, on the first anniversary of the Issuance Date at 2:00 p.m., Pacific Daylight Time (the “Maturity Date”), Maker shall pay to Payee the sum of One Million Dollars ($1,000,000).

III.	Right of Setoff.

Maker shall have the right to withhold and setoff against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker may be entitled under the Purchase Agreement, as provided in Section 8.9 thereof.

IV.	Prepayment.

This Note may be prepaid at any time, in whole or in part, at the option of Maker, without penalty or premium.

V.	Default Interest.

If this Note is not paid when due, and such default continues unremedied for a period of sixty (60) days, the entire unpaid principal balance shall bear interest from the date that is sixty (60) days after the Maturity Date at the rate, per annum, equal to the lesser of (i) four percent (4%) or (ii) the maximum rate of interest permitted by law (“Default Interest”). For the avoidance of doubt, Default Interest shall not accrue on any amounts that were setoff or proposed to be setoff pursuant to Section 8.9 of the Purchase Agreement.

VI.	Subordination.

By receipt of this Note, Payee acknowledges that upon the request of Maker’s lenders, the obligations evidenced by this Note shall be subordinated in full to all obligations and liabilities of Maker to such lenders, and agrees to execute one or more instruments to such effect, if requested by such lenders.

VII.	Notice.

Any notice required or permitted to be given hereunder shall be given in accordance with Section 9.1 of the Purchase Agreement.

VIII.	Amendment.

No amendment of any provision of this Note shall be valid unless the same shall be in writing and signed by each of the parties hereto.

IX.	Severability.

In the event that any of the terms, conditions or provisions of this Note shall be determined to be invalid, unlawful, or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions, which shall continue to be valid to the fullest extent permitted by law.

X.	Assignment.

This Note shall not be assigned by Payee without the prior written consent of Maker. This Note shall not be assigned by Maker without the prior written consent of Payee; provided, however, that Maker may assign this Note without the consent of Payee to an Affiliate or in connection with a change of control or the sale of all or substantially all of its assets.

XI.	Governing Law/Jurisdiction and Venue.

This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to principles of conflicts of laws) and any action brought to enforce any provision of this Note shall be commenced and maintained only in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware. Maker and Payee agree and consent to the exclusive jurisdiction of such courts and agree not to plead in any action related to this Note that such courts are an unfit or inconvenient forum for the resolution of any such action.

QUINSTREET, INC.

By:	/s/ Daniel E. Caul
Name:	Daniel E. Caul
Title:	Senior Vice President & General Counsel

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